Exhibit 10.3

AWARD AGREEMENT

JUNIPER PHARMACEUTICALS, INC.

2015 LONG-TERM INCENTIVE PLAN

This Award Agreement sets forth the terms and conditions of Shares of Stock granted pursuant to the provisions of the 2015 Long-Term Incentive Plan (the “Plan”) of Juniper Pharmaceuticals, Inc. (the “Company”) to the Participant whose name appears below, for the number of Shares of Common Stock of the Company set forth below, pursuant to the provisions of the Plan and on the following express terms and conditions. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan.

1.	Name and address of Participant to whom the Shares are granted:

[NAME]

[ADDRESS]

2.	Number of Shares of Common Stock (“Shares”):

[# SHARES]

3.	Purchase price of Shares:

[    ]

4.	Date of grant of the Shares:

[    ]

5.	Vesting.

5.1 Vesting Schedule. Except as otherwise provided in Section 5.2, the Shares shall vest pursuant to Schedule 1, attached hereto. Upon any termination of service of the Participant to the Company, vesting of the Shares shall immediately cease and any unvested Shares will automatically be canceled.

5.2 Death of the Participant. If, at any time before the Shares granted hereunder shall have vested as provided in Section 5.1, the Participant shall die while an employee or director of the Company or an Affiliate, the Shares immediately shall vest.

6.	Agreement with respect to Tax Payments and Withholding. The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to the Shares issued pursuant to this Award Agreement, including on account of the vesting of the Shares, shall be the Participant’s responsibility. By accepting this Award Agreement, the Participant agrees and acknowledges that the Company promptly will withhold from the Participant’s pay the amount of taxes the Company is required to withhold upon any vesting of Shares pursuant to this Award Agreement, and the Participant shall make immediate payment to the Company in the amount of any tax required to be withheld by the Company in excess of the Participant’s pay available for such withholding. The Participant may elect to have such withholding satisfied by (i) electing to have the Company withhold Shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld or (ii) the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the amount required to be withheld. However in no event will the amount of Shares withheld exceed the amount necessary to satisfy the required minimum statutory withholding.

7.	Restrictions on Transfer. The Shares may not be sold, transferred, assigned, hypothecated, pledged, encumbered or otherwise disposed of, whether voluntarily or by operation of law, at any time before they become vested Shares pursuant to Section 5. Any such purported transfer shall be null and void, and shall not be recognized by the Company or recorded on its books.

8.	Escrow. Any Shares that have not vested pursuant to Section 5, together with any securities distributed in respect thereof, such as through a stock split or other recapitalization, shall be held by the Company in escrow until such Shares shall have vested. The Company promptly shall release vested Shares from escrow.

9.	Plan. The Participant hereby acknowledges receipt of a copy of the Plan as presently in effect and the Prospectus with respect thereto. All of the terms and provisions of the Plan are incorporated herein by reference, and this Award Agreement is subject to those terms and provisions in all respects.

10.	No Right to Continued Employment. Neither the Plan nor this Award Agreement shall confer upon the Participant any right to be retained in any position, as an Employee, Director or consultant of the Company. Further, nothing in the Plan or this Award Agreement shall be construed to limit the discretion of the Company to terminate the Participant at any time, with or without Cause.

11.	No Impact on Other Benefits. The value of the Shares is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

12.	Board Authority. By accepting this Award Agreement, the Participant agrees and acknowledges that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest in the Shares.

13.	Severability. If any provision of this Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify this Award Agreement or the Shares under any applicable law, such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Award Agreement and the grant of the Shares hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Award Agreement and the award shall remain in full force and effect).

14.	Choice of Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving regard to the conflicts of laws.

15.	Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16.	Complete Agreement. Except as otherwise provided for herein, this Award Agreement and those agreements and documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The terms of this Award Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.

Participant	Juniper Pharmaceuticals, Inc.

By:	By:

Date:	Date:

Schedule 1

The Shares shall vest [    ].